Exhibit 99.(p)(31)

CODE OF ETHICS

Western Asset Income Fund

Western Asset Management Company

Western Asset Management Company Limited

Western Asset Management Company Pte. Ltd.

Western Asset Funds, Inc.

Western Asset Premier Bond Fund

Western Asset/Claymore Inflation-Linked Securities & Income Fund

Western Asset/Claymore Inflation-Linked Opportunities & Income Fund

Revised January 1, 2016

TABLE OF CONTENTS

What are the Objectives and Spirit of the Code?	3
Who is Subject to the Code?	5
Who Administers the Code?	7
Fiduciary Duty to Clients and Funds	9
Reporting of Personal Trading	11
Preclearance Process for Personal Trading	16
• What Trades Must Be Precleared?	16
• What Trades are Not Required to be Precleared?	17
• How does the Preclearance Process Work?	19
Personal Trading Restrictions	20
• Holding Periods	20
• Blackout Periods	21
• Preclearance Sought in Good Faith	21
Requirements for Fund Directors	22
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What ARE the objectIVES and spirit of the code?

Adoption of Code of Ethics by Western Asset and the Funds. Western Asset Management Company, Western Asset Management Company Pte. Ltd. and Western Asset Management Company Limited (referred to generally as “Western Asset”) act as fiduciaries and, as such, are entrusted to act in the best interests of all clients, including investment companies. Accordingly, Western Asset has adopted this Code of Ethics in order to ensure that employees uphold their fiduciary obligations and to place the interests of clients, including the Funds, before their own.

In addition, Western Asset Income Fund, Western Asset Premier Bond Fund, Western Asset Funds, Inc., Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund (referred to generally as the “Funds”) have also adopted this Code of Ethics in order to ensure that persons associated with the Funds, including Directors/Trustees (“Directors”), honor their fiduciary commitment to place the interests of the Funds before their own.

Regulatory Requirement. The Investment Company Act of 1940 requires each investment company (i.e., the Funds), as well as its investment adviser and principal underwriter, to adopt a code of ethics. In addition, the Investment Advisers Act of 1940 requires each investment adviser (i.e., Western Asset) to adopt a code of ethics. Both Acts also require that records be kept relating to the administration of the Code of Ethics. This Code of Ethics shall be read and interpreted in a manner consistent with these Acts and their related rules.

Compliance with Applicable Law. All persons associated with Western Asset are obligated to understand and comply with their obligations under applicable law. Among other things, laws and regulations make clear that it is illegal to defraud clients and Funds in any manner, mislead clients or Funds by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to clients, Funds, or the trading of securities.

Confidential Information. All persons associated with Western Asset and the Funds may be in a position to know about client identities, investment objectives, funding levels, and future plans as well as information about the transactions that Western Asset executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared unless otherwise permitted.

Avoiding Conflicts of Interest. Neither Western Asset employees nor Fund Directors may take advantage of their knowledge or position to place their interests ahead of Western Asset clients or the Funds, as the case may be. Different obligations may apply to different persons under this Code of Ethics, but this duty includes an obligation not to improperly trade in personal investment accounts, as well as an obligation to maintain complete objectivity and independence in making decisions that impact the management of client assets, including the Funds. Western Asset employees and Fund Directors must disclose all material facts concerning any potential conflict of interest that may arise to the Funds’ Chief Compliance Officer or the Western Asset Chief Compliance Officer, as appropriate.

Upholding the Spirit of the Code of Ethics. The Code of Ethics sets forth principles and standards of conduct, but it does not and cannot cover every possible scenario or circumstance. Each person is expected

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to act in accordance with the spirit of the Code of Ethics and their fiduciary duty. Technical compliance with the Code of Ethics is not sufficient if a particular action or series of actions would violate the spirit of the Code of Ethics.

Western Asset Compliance Policies and Procedures. In addition to the Code of Ethics, Western Asset has established policies and procedures that are designed to address compliance requirements and conflicts and potential conflicts of interest not related to personal trading. Employees have an obligation to follow Western Asset’s compliance policies and procedures.

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WHO IS SUBJECT TO THE CODE?

While the spirit and objectives of the Code generally are the same for each person covered by the Code of Ethics, different specific requirements may apply to different categories of people. Western Asset and the Funds have both adopted the Code of Ethics, and the requirements for Western Asset employees differ from those for Fund Directors. You must understand what category or categories apply to you in order to understand which requirements you are subject to.

Western Asset Employees, Officers and Directors. As a condition of employment, all Western Asset employees, officers and directors (generally referred to as “Western Asset employees”) must read, understand and agree to comply with the Code of Ethics. You have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code of Ethics. On an annual basis, you are required to certify that you have read and understand the Code of Ethics and agree to comply.

Western Asset Independent Contractors. Independent contractors may be subject to the Code of Ethics depending on the length of time with Western Asset, the nature of the engagement and the access to information. If designated, you are required to comply with the Code of Ethics and make all the required certifications. All independent contractors are still obliged to observe obligations of confidentiality and other terms of their engagements.

Directors of the Funds. The Code of Ethics applies to interested Directors of the Funds who are also Western Asset employees or otherwise interested persons because of their business affiliations with Western Asset. Interested Directors who are also employees or are otherwise interested persons because of their business affiliations with Legg Mason or Guggenheim are subject to the Legg Mason and Guggenheim Codes of Ethics, respectively.

•	What are the “Funds”?

o	Western Asset Funds, Inc.
o	Western Asset Income Fund
o	Western Asset Premier Bond Fund
o	Western Asset/Claymore Inflation-Linked Securities & Income Fund
o	Western Asset/Claymore Inflation-Linked Opportunities & Income Fund.

•	If a Director is considered to be an “interested person” of a Fund, its investment adviser or principal underwriter within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, then he or she is considered an Interested Director.

•	If a Director is not considered to be an “interested person,” then he or she is considered to be a Disinterested Director.

•	If you are both a Fund Director and an employee of Western Asset, you are subject to the requirements that apply to you as an employee of Western Asset, as applicable.
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•	Western Asset Interested Directors are subject to those requirements forth in the Section below titled “Requirements for Fund Directors.”

Access Persons. Western Asset employees and Fund Officers and Directors are considered “Access Persons” because they may have access to information regarding investment decisions, transactions and holdings. Other people may also be considered to be “Access Persons” and subject to the same requirements as Western Asset employees including the following:

•	Any natural person that has the power to exercise a controlling influence over the management and policies of Western Asset or the Funds and who obtains information concerning recommendations made to a client account, including a Fund, with regard to the purchase or sale of a security.

•	Any person who provides advice on behalf of Western Asset and is subject to Western Asset’s supervision and control.

•	Any other such person as the Chief Compliance Officer of Western Asset or the Funds designate.

Investment Persons. If you are a Western Asset employee and you also make recommendations or investment decisions on behalf of Western Asset as part of your regular functions or duties, or you make or participate in making recommendations regarding the purchase or sale of securities for a Western Asset client or account, you are considered an “Investment Person.” Investment Persons are subject to all the requirements of Western Asset employees, but also must comply with additional restrictions due to their knowledge and involvement with investment decisions Western Asset is considering or planning for the future.

Other Codes of Ethics. If you are an Access Person under this Code, but you are employed principally by affiliates of Western Asset and you are subject to a Code of Ethics that complies with applicable law, you are subject to the relevant provisions of the Code of Ethics of your principal employer and not subject to this Code.

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WHO ADMINISTERS THE CODE?

Western Asset Operations Committee:

•	Responsibilities. The Western Asset Operations Committee has ultimate responsibility for the Code of Ethics. The Operations Committee shall review and approve or deny any changes or proposed changes to the Code of Ethics. The Operations Committee shall also receive periodic reports from the Legal and Compliance Department regarding violations of the Code of Ethics. The Operations Committee shall determine the appropriate policy with respect to sanctions for Code of Ethics violations. The Operations Committee may delegate the administration of this Code of Ethics to other individuals or departments, including the power to impose sanctions for particular violations according to the framework approved by the Committee.

•	Interpretation: The Operations Committee is the final arbiter of questions of interpretation under this Code of Ethics.

Western Asset Chief Compliance Officer:

•	Receipt of Violations. The Chief Compliance Officer (known as the “CCO”) for Western Asset is the person designated to receive all violations of the Code of Ethics. If a Western Asset employee becomes aware of a violation of this Code of Ethics or a violation of applicable law, they have an obligation to report the matter promptly to the CCO.

•	Review of Violations. The Western Asset CCO must review all violations of the Code of Ethics and oversee any appropriate investigation and subsequent response with respect to Western Asset.

Chief Compliance Officer for the Funds:

•	Responsibilities. The Chief Compliance Officer for the Funds is responsible for overseeing the administration of the Funds’ compliance policies and procedures.

•	Reporting of Violations. All violations of the Funds’ Code of Ethics must be reported to the Funds’ Chief Compliance Officer. To the extent that a violation involves a Fund Director, the Funds’ CCO shall oversee any appropriate investigation and subsequent response with respect to the Funds.

Sanctions for Violations of the Code of Ethics:

•	If you violate the Code of Ethics, you may be subject to sanctions. Violations may take a variety of forms, depending on the facts and circumstances and should reflect the nature of the violation, the risk to clients and other similar factors.

•	In evaluating a violation, a variety of factors may be considered including any evidence of a violation of the law, potential or actual harm to client interests, evidence of fraud, neglect or indifference to the Code of Ethics, frequency of violations, prior violations, and cooperation or mitigation efforts of the employee.
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•	Sanctions may include any of the following types of sanctions or such other sanctions as may be deemed appropriate:

o	Verbal or written warnings
o	Written warnings with copies to the employee’s supervisor and/or personnel file
o	Limits on personal trading activities, such as limits on the ability to trade or open new positions
o	Requirements to disgorge profits and/or reverse trades
o	Referrals to Human Resources for disciplinary action
o	Terminations
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FIDUCIARY DUTY TO CLIENTS AND FUNDS

Comply with Applicable Law. A variety of securities laws, including those described in this Code of Ethics, apply to the operation of Western Asset and the Funds. It is your responsibility to understand your obligations under these laws and to comply with those requirements. You have an obligation to seek assistance from the Legal and Compliance Department if you are unsure of what your obligations are under this Code of Ethics.

Fiduciary Duty. As a fiduciary for Western Asset clients, including the Funds, you have an obligation to act in clients’ best interests. You must scrupulously avoid serving your personal interests ahead of the interests of clients and the Funds. That includes making sure that client interests come first and that you avoid any potential or actual conflicts of interest. That fiduciary duty extends to all aspects of the business. Conflicts and potential conflicts can arise in a variety of situations. You may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information may not be communicated in any manner to benefit yourself or other persons. This obligation extends to avoiding potential conflicts between client accounts as well. You may not inappropriately favor the interests of one client over another.

Compliance with the Code of Ethics. All new staff are provided with a copy of this Code of Ethics upon joining the Firm and the current version is posted on the Firm’s intranet. From time to time, the Firm may revise the Code of Ethics and you will be provided with a copy of any such amendments to the Code. On an annual basis and when the Code of Ethics is amended, you will be required to acknowledge in writing that you have received, understand and agree to comply with the Code of Ethics.

Personal Interests. As a general matter, you may not improperly take personal advantage of your knowledge of recent, pending or intended securities activities for clients, including the Funds. In addition, you may not improperly take advantage of your position to personally gain at the expense of the interests of Western Asset, clients, or the Funds.

Maintaining the Best Interests of Clients. The provisions of this Code of Ethics address some of the ways in which you are expected to uphold the fiduciary duty to clients and the Funds. It is not an exclusive list.

Confidentiality. Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of the Firm, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or Western Asset on behalf of its clients may not be shared.

Personal trading:

•	A potential conflict exists between the interests of clients (including the Funds) and your personal investment activities. This conflict may take shape in a variety of ways, including the particular trades you execute and the volume of trading you do.
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•	You may not engage in an excessive volume of trading in your personal accounts. High volumes of personal trading may raise concerns that your energies and interests are not aligned with client interests.

•	Depending on the particular security that you choose to buy, a holding period may also apply that requires you to hold that security for a minimum period of time.

•	At all times, you have an obligation to refrain from personally trading to manipulate the prices of securities and trading on material non-public information.

•	Given the potential conflict that exists between client transactions, holdings and intentions and your personal trading activity, the Code of Ethics contains detailed requirements regarding your personal conduct and the monitoring of your personal trading activity. The remaining sections of the Code of Ethics provide guidance on the requirements that must be followed in connection with your personal trading activity.
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REPORTING OF PERSONAL TRADING

You must provide information regarding your personal investment accounts as required under this Code of Ethics. Reporting obligations take effect at the inception of your involvement with Western Asset or a Fund, and continue on a monthly, quarterly and annual basis. As with other provisions of the Code of Ethics, you are expected to understand and comply with the obligations that apply to you. (Applicable provisions for Western Asset Interested Directors are described more fully below in the Section titled “Requirements for Fund Directors.”)

In order to monitor potential conflicts of interest and your compliance with the Code, Western Asset employees and Interested Directors must identify investment accounts and provide information on particular securities transactions in those accounts.

Western Asset Management Company employees (i.e., those located in the Pasadena and New York offices) must maintain personal brokerage accounts only with brokers approved by the Firm. New hires must transfer their accounts within 90-days of hire. The criterion for broker approval is whether a broker is willing and able to provide electronic feeds to Western Asset for purposes of monitoring and administration of the Code of Ethics and Western Asset’s systems can effectively accommodate the electronic feeds. A list of approved brokers shall be published by the Legal and Compliance Department for reference by employees. Limited exceptions may be granted by the General Counsel or Chief Compliance Officer in such cases as may be necessary or prudent on a case by case basis (such as for accounts of family members of employees).

Which investment accounts do Western Asset employees and Western Asset Interested Directors need to report?

Report any of the following investment accounts:

•	Any investment account with a broker-dealer or bank in which you have a direct or indirect interest, including accounts that are yours or that you share jointly with another person. This includes joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations.

o	This requirement generally will cover any type of brokerage account opened with a broker-dealer or bank.

o	You must also report any Individual Retirement Account (“IRA”) held with a broker-dealer or bank.

•	Any investment account with a broker-dealer or bank over which you have investment decision-making authority (including accounts you are named on, such as being a guardian, executor or trustee, as well as accounts you are not named on, such as an account owned by another person for which you have been granted trading authority).

•	Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which you have a direct or indirect interest through any formal or informal understanding or agreement.
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•	Any college savings account in which you hold securities issued under Section 529 of the Internal Revenue Code and in which you have a direct or indirect interest.

•	Any other account that the Western Asset Operations Committee or its delegate deems appropriate in light of your interest or involvement.

•	You are presumed to have investment decision-making authority for, and therefore must report, any investment account of a member of your immediate family if they live in the same household as you. (Immediate family includes a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter in-law, or brother or sister in-law.) You may rebut this presumption if you are able to provide Western Asset with satisfactory assurances that you have no material interest in the account and exercise no control over investment decisions made regarding the account. Consult with the Legal and Compliance Department for guidance regarding this process.

Do not report any of the following accounts:

•	Do not report investment accounts that are not held at a broker-dealer or bank that permit investments only in shares of open-end investment companies or funds:

o	Do not report such an investment account if the account holds only shares in money market funds.

o	Do not report such an investment account if you only invest in open-end funds not advised or sub-advised by Western Asset or a Legg Mason affiliate. If you begin investing in open-end funds advised or sub-advised by Western Asset or an affiliate, you must report the investment account.

•	Do not report any 401(k), 403(b) or other company sponsored retirement accounts unless there is trading activity in funds advised or sub-advised by Western Asset or an affiliate. The list is available from the Legal and Compliance Department. Note: If you have a Legg Mason 401(k) account, no additional reporting is required, but you are subject to the holding period requirements described in the Section below titled “Personal Trading Restrictions.”

What reports are Western Asset employees and Western Asset Interested Directors required to provide?

At hire: What information is required when you are hired or become a Western Asset employee or a Western Asset Interested Director of a Fund?

•	You must report all of your investment accounts. (See information above for more detail on which accounts must be reported.)

•	The report must either include copies of statements or the name of the broker, dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.
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•	You must sign and date all initial reports.
•	You must report required information within 10 calendar days from the date of hire or the date on which you become a Western Asset employee or Western Asset Interested Director.

•	All the information that you report must be no more than 45 days old.

•	The Legal and Compliance Department will attempt to arrange with your brokerage firm to receive duplicate confirmations and statements to enable the firm to monitor your trading activities, but your assistance may be required.

Electronic Confirmations and Statements: The Western Asset Legal and Compliance Department will attempt to arrange to receive duplicate copies of transaction confirmations and account statements for each investment account directly from each financial institution with whom you have reported having an investment account. To the extent that Western Asset is able to directly obtain such information, you will not be required to separately provide the information described below for quarterly or annual transaction reports. You may be asked to confirm Western Asset’s records in lieu of providing your own holdings or transaction reports. Your assistance may be required for information Western Asset does not have or is not able to obtain otherwise, which may include providing statements to Western Asset yourself or coordinating with your financial institution to send confirmations and statements to Western Asset.

Quarterly Transaction Reports: What information is required on a quarterly basis?

•	You must report all transactions in covered securities in which you have a direct or indirect beneficial interest during a quarter to the Legal and Compliance Department within 30 days after quarter end, regardless of whether the account is required to be reported as described above.

o	What are “covered securities”? “Covered securities” are any security as defined by the Investment Advisers Act of 1940, Investment Company Act of 1940, any financial instrument related to a security, including fixed income securities, any equity securities, any derivatives on fixed income or equity securities, ETFs, closed-end mutual funds, and any open-end mutual funds managed, advised or sub-advised by Western Asset or an affiliate.

o	“Covered securities” does not include obligations of the US government, bankers acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments such as repurchase agreements and other instruments as described below in the Section titled “What Trades are Not Required to be Precleared?”

•	The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected.

•	The report must also include the date it was submitted.

•	You may not be required to file a quarterly report if the Legal and Compliance Department received duplicate copies of your broker confirmations and statements within the 30 day time period. From
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time to time, however, the Legal and Compliance Department may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, you will be notified by the Legal and Compliance Department and you have an obligation to provide copies of the statements or report all transactions you execute during the quarter in some other form.

•	If you have no investment accounts or executed no transactions in covered securities, you may be asked to confirm that you had no investment activity (either independent of an account or in a newly opened account).

Annual Holdings Reports: What information is required on an annual basis?

•	You must provide a list of all covered securities in which you have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Copies of investment account statements containing such information are sufficient.

•	You must report the account number, account name and financial institution for each investment account with a broker-dealer of bank for which you are required to report.

•	While the Western Asset Legal and Compliance Department may be receiving duplicate statements and confirmations for your investment accounts, this annual reporting requirement is intended to serve as a check to make sure that all of Western Asset’s information is accurate and current.

•	The information in the annual report must be current as of a date no more than 45 days before the report is submitted and the annual report must include the date it was submitted to the Western Asset Legal and Compliance Department.

•	You also must certify annually that you have complied with the requirements of this Code of Ethics and that you have disclosed or reported all transactions and holdings required to be disclosed or reported pursuant to the requirements of this Code.

New Investment Accounts: When do I need to report new investment accounts that are required to be reported under the Code of Ethics?

•	After you open an account or after you assume a role or obtain an interest in an account that requires reporting (as discussed in the Section titled “Reporting of Personal Trading”), you have 30 calendar days after the end of the quarter to report the account.

•	You must report the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which you gained an interest or authority that requires the account to be reported) and the date reported.

Additional Reporting for Certain Persons. What additional reporting obligations exist for Directors and Officers of Closed-End Investment Companies, officers or Western Asset, or designated members of the Western Asset Investment Strategy Group?

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•	Section 16 of the Securities Exchange Act of 1934 requires Directors and Officers of any closed-end investment company to report to the Securities and Exchange Commission changes in their personal ownership of that closed-end investment company’s stock. Note that reporting is not required for all close-end investment companies, but only the shares of those closed-end funds for which a person serves as a director or officer.

•	In addition, Section 16 requires Western Asset officers and designated members of the Western Asset Investment Strategy Group to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months. Under Section 16, holding periods operate on a “last in, first out” methodology, so the six month holding period for all holdings re-sets with each new purchase. Such persons should consult the Western Asset Legal and Compliance Department for further guidance regarding specific provisions of the law, including applicable reporting requirements

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•	If provided with the necessary information, the Western Asset Legal and Compliance Department will assist and make the filings with the Securities and Exchange Commission on your behalf.
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PRECLEARANCE PROCESS FOR PERSONAL TRADING

Before you execute a personal trade, the trade may need to be precleared to ensure that there is no conflict with Western Asset’s current trading activities on behalf of its clients (including the Funds). All Western Asset employees are required to preclear trades in securities except as provided below.

What trades must be precleared?

Any Security (unless excluded below). You must preclear trades in any security, which means any bond, stock, debenture, certificate of interest or participation in any profit sharing venture, warrant, right and generally anything that meets the definition of “security” under the Investment Advisers Act of 1940 and the Investment Company Act of 1940. Except for money market instruments and G-7 government direct obligations, all fixed income securities must be precleared.

Restricted List. Subject to the caveat below for common stock, you are required to preclear the securities of any issuer that are listed on the Western Asset restricted list.

Common Stocks. You are only required to preclear publicly traded common stocks if the issuer of the common stock is listed on the Western Asset restricted list. In cases where the common stock is on the restricted list, designated as being eligible for trading, and the issuer has USD$10 billion or more in market capitalization, pre-clearance is only required if your trade is over USD$100,000 in value. Restrictions also apply to investments in private placements (including private funds) or initial public offerings (see discussion below). Preclearance is not required, however, for trading in stocks issued by Legg Mason as long as all other restrictions regarding Legg Mason securities such as restricted periods are followed.

Stocks of Brazilian Issuers. You must preclear all Brazilian equity trades except trades of a de minimis amount (i.e., trades of 500 shares or less per day for any issuer with a market capitalization in excess of USD$10 billion). This preclearance requirement includes both common and preferred shares as well as local shares and GDR/ADR securities.

Derivatives. Trades in any financial instrument related to a security that is required to be pre-cleared, including options on securities, futures contracts, single stock futures, options on futures contracts and any other derivative must be precleared.

Shares in any Affiliated Open or Closed-end Mutual Fund or REIT. Preclearance is required if you purchase or sell shares of open-end or closed-end funds and/or REITs advised or sub-advised by Western Asset outside of your Legg Mason 401(k) participant account. This includes preclearance for such purchases or sales in a spouse’s retirement account. You are not required to preclear trades in your Legg Mason 401(k) participant account. Note: No preclearance is required for investments in any money market funds.

Systematic Investment Plans. Preclearance is required when executing an initial instruction for any purchases or sales that are made pursuant to a systematic investment or withdrawal plan involving a security that requires preclearance. For example, a systematic investment plan that regularly purchases

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shares of a Western Asset Fund would need to be precleared when the initial instruction was made, but not for each specific subsequent purchase. A systematic investment or withdrawal plan is one pursuant to which a prescribed purchase or sale will be automatically made on a regular, predetermined basis without affirmative action by the Access Person. As such, only the initial investment instruction (and any subsequent changes to the instruction) requires preclearance.

Private Placement Securities. All Western Asset employees must preclear any trades in private placement securities (i.e., any offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933) whether or not fixed income related. This requirement includes all private investment partnerships or funds such as hedge funds and private real estate holding partnerships.

Initial Public Offerings. Investment Persons are prohibited from participating in Initial Public Offerings, but other Western Asset employees may participate after obtaining preclearance.

529 College Savings Plans. Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code where the underlying investments are open-end funds advised or sub-advised by Western Asset or an affiliate. A list of such funds is available from the Legal and Compliance Department.

Transactions in Retirement Accounts and Deferred Compensation Plans. All purchases or sales of investment companies or funds advised or sub-advised by Western Asset in any retirement account other than your Legg Mason 401(k) participant account or Deferred Compensation Plan must be precleared. Note: Trades in your Legg Mason 401(k) account are not required to be precleared, but are subject to a 60-day holding period if they are Legg Mason funds or if they are advised or sub-advised by Western Asset.

Shares of Preferred Stock. You are required to preclear all transactions in shares of preferred stock.

What trades are not required to be precleared?

Common Stocks. As long as the issuer of the securities is not listed on the Western Asset restricted list, you are not required to preclear publicly traded common stocks. All Western Asset employees are also required to preclear an equity security in the case of a private placement or an initial public offering (see discussion above).

Government Securities. Trades in any direct obligations of the U.S. Government or any G7 government are not required to be precleared.

High Quality Short-term Debt Instruments. High quality short term debt instruments including bankers acceptances, bank certificates of deposit, commercial paper, variable-rate demand notes, repurchase agreements and other high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s) are not required to be precleared.

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Money Market Funds. Trades in any investment company or fund that is a money market fund are not required to be precleared.

Open-End Mutual Funds. Trades in open-end mutual funds that are not advised or sub-advised by Western Asset are not required to be precleared.

Closed-End Mutual Funds, Exchange Traded Funds (“ETFs”) and Real Estate Investment Trusts (“REITs”). Transactions of closed end mutual funds, ETFs and REITs are not required to be precleared unless they are advised by Western Asset.

Transactions Retirement Accounts and Deferred Compensation Plans. Purchases or sales of investment companies or funds in your Legg Mason 401(k) participant account or Deferred Compensation Plan are not required to be precleared. Note: Trades in your Legg Mason 401(k) account are not required to be precleared, but are subject to a holding period requirement if they are advised or sub-advised by Western Asset.

Systematic Investment Plans. Any purchases or sales that are made pursuant to a systematic investment or withdrawal plan that has previously been approved by a Preclearance Officer. A systematic investment plan is any plan where a sale or purchase will be automatically made on a regular, predetermined basis without your authorization for each transaction. The first instruction must be precleared, but each subsequent purchase is not required to be precleared unless changes are made to the terms of the standing order.

No Knowledge. Securities transactions where you have no knowledge of the transaction before it is completed (for example, a transaction effected by a Trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when you are neither consulted nor advised of the trade before it is executed) are not required to be precleared.

Certain Corporate Actions. Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be precleared.

Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related transaction that has been previously approved. For example, if you receive approval to write a covered call, and the call is later exercised, you are not required to obtain preclearance in order to exercise the call. Preclearance of a derivative of a security is required only if the underlying security requires preclearance.

Commodities, Futures and Options on Futures. Any transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures. Preclearance is required for any single issuer derivatives, such as single stock futures.

529 College Savings Plans. Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end funds advised or sub-advised by Western Asset or an affiliate.

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Miscellaneous. Any transaction in any other securities as the Western Asset Chief Compliance Officer may designate on the grounds that the risk of abuse is minimal or non-existent.

How does THE preclearance process work?

Understand the Preclearance requirements. Review the Section above titled “Preclearance Process for Personal Trading” to determine if the security requires preclearance.

Trading Authorization Form. Obtain and complete a Trading Authorization Form.

Submission for approval. Submit the completed form to a Preclearance Officer for a determination of approval or denial. The Chief Compliance Officer shall designate Preclearance Officers to consider requests for approval or denials.

Approval or Denial. The Preclearance Officer shall determine whether approval of the proposed trade would place the individual’s interests ahead of the interests of Western Asset clients (including the Funds). To be valid, a Preclearance Officer must sign the Trading Authorization Form or otherwise evidence approval.

Expiration of Trading Permission. Trade authorizations expire at the end of the trading day during which authorization is granted. Trade authorizations also expire if they are revoked or if you learn that the information provided in the Trade Authorization request is not accurate. If the authorization expires, a new authorization must be obtained before the trade order may be placed. If an order is placed but has not been executed before the authorization expires (e.g., a limit order), no new authorization is necessary unless the order is amended in any way.

Transactions of a Preclearance Officer. A Preclearance Officer may not approve his or her own Trading Authorization Form.

Proxies. You may designate a representative to complete and submit a Trade Authorization Form if you are unable to complete the form on your behalf in order to obtain proper authorization.

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PERSONAL TRADING RESTRICTIONS

In addition to reporting and preclearance obligations, you are also subject to restrictions regarding the manner in which you trade and hold securities in any personal investment accounts for which you report transactions. (The Section above titled “Reporting of Personal Trading” describes which accounts must be reported.)

For all Western Asset employees:

•	Market Manipulation. You shall not execute any securities transactions with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

•	Spread Betting. Spread Betting is a speculative transaction that involves taking a bet on the price movement of a security, index or other financial product via a spread betting company. Spread betting on financial products is not permitted and employees may not use spread betting accounts to circumvent the Code of Ethics. Spread betting on non-financial products, such as sporting events, is not covered by the Code of Ethics.

•	Trading on Inside Information. You shall not purchase or sell any security if you have material nonpublic information about the security or the issuer of the security. You are also subject to Western Asset’s policy on insider trading. This policy applies both to personal transactions and to transactions executed by Western Asset personnel on behalf of client accounts.

•	Excessive Personal Trading. You are limited to 75 transactions per calendar quarter. Transactions are defined as executions - therefore, a buy and a sell of the same security are considered as two transactions and multiple fills for limit orders are each considered a transaction unless brokers provide information to permit independent confirmation that multiple confirmations originated from a single order. This does not apply to accounts held by family members where you do not have any trading authority, fully managed accounts where you have given permission to another party to manage your account, and rebalancing of investments in the 401(k), 403(b) or any other company sponsored retirement accounts. Single expressions of investment intent with multiple executions are counted as a single trade (i.e., multiple fills on a limit or a block trade across multiple family accounts).

•	Initial Public Offerings for Investment Persons: Investment Persons may not purchase any securities through an initial public offering.

Regardless of whether a transaction is specifically prohibited in this Code of Ethics, you may not engage in any personal securities transactions that (i) impact your ability to carry out your assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

Holding Periods for securities in personal accounts for all Western Asset employees:

•	After making a purchase, you must hold that security for at least 30 calendar days unless specified otherwise below.
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•	Holding periods apply for all securities except transactions in money market funds, government/sovereign securities issued by G-7 countries and derivatives on such securities, high quality short-term debt instruments, ETFs or other index securities, options on broad-based indices, currencies, and open-end mutual funds not advised by Western Asset.

•	A 60-day holding period applies for all mutual funds, investment companies, unit trusts, REITs, or other commingled vehicles for which Western Asset serves as adviser or sub-adviser.

•	This limitation applies to any purchases or sales in your individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for you or your immediate family. There is no holding period for purchases or sales done through a systematic investment or withdrawal plan.

•	There is no holding period for accounts held by family members where you do not have any trading authority or fully managed accounts where you have given permission to another party to manage your account. You may not direct or recommend trades or take any other action that serves to circumvent the provisions of the Code of Ethics.

•	The holding period may be deemed inapplicable in circumstances such as stop-loss orders declared in advance or extreme market volatility if prudent and consistent with the Firm’s overarching fiduciary duties to clients and regulatory obligations.

Blackout Periods:

•	One Day Blackout period for all Western Asset employees:

o	You may not purchase or sell a fixed-income security (or any security convertible into a fixed income security) of an issuer on the same day in which Western Asset is purchasing or selling a fixed-income security from that same issuer.

o	Contemporaneous trading activity will be the basis for a denial of a request for trading preclearance.

•	Seven Day Blackout period for Investment Persons:

o	You may not purchase or sell a fixed income security (or any security convertible into a fixed income security) if Western Asset purchases or sells securities of the same issuer within seven calendar days before or after the date of your purchase or sale.

Preclearance Sought and Obtained in Good Faith:

•	The blackout period restriction may be deemed inapplicable if, consistent with the overarching duty to put client interests ahead of personal or Firm interests, an Access Person making a personal transaction has sought and received preclearance. This determination will take into account such factors as the degree of involvement in or access to the persons or teams making the investment decision.
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REQUIREMENTS FOR FUND DIRECTORS

Interested Directors of the Funds that are also Western Asset employees

•	If you are an Interested Director and also a Western Asset, Legg Mason or Guggenheim employee, you are subject to all the Code of Ethics requirements that apply to you as a Western Asset, Legg Mason or Guggenheim employee. Accordingly, if you are a Western Asset employee, you are required to comply with all provisions of this Code of Ethics. If you are a Legg Mason or Guggenheim employee, you are not subject to the provision of this Code of Ethics, but you are required to comply with the Legg Mason or Guggenheim Code of Ethics, as applicable

•	You are also subject to the requirements under Section 16 of the Securities and Exchange Act of 1934. For Interested Directors who are also Western Asset employees, this obligation is addressed in the Section above titled “Reporting of Personal Trading.”

Interested Directors of the Funds that are not Western Asset employees

•	Applicable Provisions of the Code of Ethics. For an Interested Director that is not a Western Asset employee, only the requirements as set forth in the following Sections of the Code of Ethics shall apply:

o	Objectives and Spirit of the Code
o	Persons Subject to the Code
o	Persons Who Administer the Code
o	Reporting of Personal Trading
o	Requirements for Fund Directors

These sections may also incorporate other parts of the Code of Ethics by reference.

•	Rule 17j-1 Requirements with Respect to Reporting of Personal Trading. The requirements described above in the Section titled “Reporting of Personal Trading” shall only apply to the extent required by Rule 17j-1. In particular, no reporting of any open-end mutual funds is required.

•	Section 16 Reporting. Section 16 of the Securities and Exchange Act of 1934 requires all Directors of closed-end investment companies to report changes in your personal ownership of shares of investment companies for which you a Director. If provided with the necessary information, the Legal and Compliance Department will assist and make filings with the Securities and Exchange Commission on your behalf.

•	Section 16 Personal Trading Restrictions. Section 16 of the Securities and Exchange Act requires a Director to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than six months. Under Section 16, holding periods operate on a “last in, first out” methodology, so the six month holding period for all holdings re-sets with each new purchase.

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